As filed with the Securities and Exchange Commission on September 30, 1997
                                     Registration No. 333-29903
                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549





                                                    FORM SB-2/A
                                                 (AMENDMENT NO. 2)
                                              REGISTRATION STATEMENT
                                                       Under
                                            The Securities Act of 1933




                                                AMMONIA HOLD, INC.
                                (Name of registrant as specified in its charter)
                    Utah                                              75-2337459
         (State or Jurisdiction of                                (IRS Employer
       incorporation or organization)                        Identification No.)



              10 Gunnebo Drive                                Michael D. Parnell
           Lonoke, Arkansas 72086                              10 Gunnebo Drive
               (501) 676-2994                            Lonoke, Arkansas 72086
(Address, including zip code, and telephone number, including area code
                                                                 (501) 676-2994
of Registrant's principal executive offices)

                                        Name, address, including zip code, and
                                       telephone number, including area code, of
                                                             agent for service)
                                                     COPY TO:
                                                  Jehu Hand, Esq.
                                                    Hand & Hand
                                     24901 Dana Point Harbor Drive, Suite 200
                                           Dana Point, California 92629
                                                  (714) 489-2400
                                             Facsimile (714) 489-0034

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

         If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or
interest reinvestment plan, please check the following box:  [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:
[ ]




                                          CALCULATION OF REGISTRATION FEE

                                                            Proposed Maximum     Proposed Maximum
     Title of Each Class of                  Amount to       Offering Price          Aggregate         Amount of
   Securities to be Registered             Be Registered      Per Share(1)        Offering Price   Registration Fee

Common Stock issuable upon
  conversion of Series A
  Convertible Preferred Stock(2).......      923,075              $5.00          $ 4,615,375.00      $ 1,398.60
Common Stock offered by
  selling shareholders(3)..............      317,757              $5.00          $ 1,588,785.00      $   481.45
Common Stock, issuable upon
  exercise of warrants(4)(5)...........      100,000              $5.00          $   500,000.00      $   151.52
Common Stock, issuable upon
  exercise of options(5)(6)............      100,000              $5.00          $   500,000.00      $   151.52
Common Stock, issuable upon
  exercise of options(7)...............      100,000              $5.25          $   525,000.00      $   159.09
Common Stock, issuable upon
  exercise of options(8)...............      100,000              $6.25          $   625,000.00      $   189.39
Common Stock, issuable upon
  exercise of options(9)...............      100,000              $7.25          $   725,000.00      $   219.70
Common Stock, issuable upon
  exercise of options(10)..............      100,000              $8.25          $   825,000.00      $   250.00
Total(11)..............................    1,840,832                             $    9,904,160      $ 3,001.27


(1)    Estimated solely for purposes of calculating the registration fee.
(2) Includes 923,075 shares issuable upon conversion of 3,000 shares ($3,000,000 aggregate principal amount) of Series A Convertible Preferred Stock at 65% of the closing bid price of the Common Stock averaged over the five trading days prior to the date of conversion. The maximum offering price per share is based upon the closing price of the Common Stock on June 19, 1997, or $5.00 since it is higher than the estimated conversion price per share of the Series A Convertible Preferred Stock (in accordance with Rule 457(g)).
(3)    Includes 317,757 shares already issued and outstanding.
(4) Includes 100,000 shares issuable upon exercise of warrants to purchase 100,000 shares at $4.75.
(5) The maximum offering price per share is based upon the closing price of the Common Stock on June 19, 1997, or $5.00 since it is higher than the exercise price of the option (in accordance with Rule 457(g)).
(6)Includes 100,000 shares issuable upon exercise of options at $4.25 per share.
(7)Includes 100,000 shares issuable upon exercise of options at $5.25 per share.
(8)Includes 100,000 shares issuable upon exercise of options at $6.25 per share.
(9)Includes 100,000 shares issuable upon exercise of options at $7.25 per share.
(10)Includes 100,000 shares issuable upon exercise of options at $8.25 pershare.
(11)Includes in each case reoffers of the Common Stock offered hereby and shares issuable pursuant to antidilution provisions pursuant to
    Rule 416.




       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION
PROSPECTUS
                                                AMMONIA HOLD, INC.
                                         1,829,832 Shares of Common Stock
                                                 ($.001 par value)

      The estimated 1,829,832 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock") of Ammonia Hold, Inc., a Utah corporation (the "Company") are being offered by the selling stockholders (the "Selling Stockholders") and include an estimated 923,075 shares issuable upon conversion of $3,000,000 in principal amount of Series A Convertible Preferred Stock (the "Series A Preferred"), 600,000 shares issuable upon exercise of warrants and options, and 306,757 shares currently outstanding. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. The Selling Stockholders may be deemed to be "underwriters" under Section 2(11) of the Securities Act of 1933. See "Selling Stockholders." The expenses of the offering, estimated at $30,000, will be paid by the Company.

      The Common Stock currently trades on the Electronic Bulletin Board under the symbol "AMHD" On June 19, 1997, the last sale price of the Common Stock as reported on the Electronic Bulletin Board was $5.00 per share.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
               COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE
                        ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                               REPRESENTATION TO THE CONTRARY IS A
                                        CRIMINAL OFFENSE.

                    PURCHASE OF THESE SECURITIES INVOLVES RISKS.
 See "Risk Factors" on page 4.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

























                               The date of this Prospectus is ___________, 1997

      No person has been authorized in connection with this offering to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this Prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                                              ADDITIONAL INFORMATION

      The Company has filed a Registration Statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This Prospectus, which is a part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at 7 World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 at prescribed rates during regular business hours. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Company will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to the Company at 10 Gunnebo Drive, Lonoke, Arkansas 72086, telephone
(501) 676-2994.

      As of the date of this Prospectus, the Company became a reporting company under the Exchange Act and in accordance therewith in the future will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, the Company intends to provide its shareholders with annual reports, including audited financial statements, unaudited semi-annual reports and such other reports as the Company may determine.

                                                PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

The Company

      Ammonia Hold, Inc. (the "Company") was organized on July 10, 1980 under the laws of the State of Utah as Ewing Oil Mining Company to primarily engage in the oil development business. The Company experienced periods of inactivity and underwent several name changes until June 1994, at which time it acquired Ammonia Hold, Inc., a Texas corporation ("AHI-Texas") engaged in the business of developing products designed to stop the formation of ammonia and other odors associated with animal waste. Subsequent to the acquisition, all of the Company's activities have been related to the development, manufacturing and marketing of odor eliminating products. For accounting purposes the acquisition was treated as a recapitalization of AMHD-Texas with AMFD-Texas as the acquirer (reverse acquisition). Following the acquisition, the Company changed its name to Ammonia Hold, Inc. and became engaged in the business of manufacturing and marketing odor eliminating products for use in connection with farm and domestic animals.

      The Company's executive offices are located at 10 Gunnebo Drive, Lonoke, Arkansas 72086, and its telephone number is (501) 676-2994.

Securities Offered:....................................................
     An estimated 1,829,832 shares of
     Common Stock, $.001 par value per
     share, including an estimated 923,075
     shares issuable upon conversion of 3,000 shares of Series A Preferred Stock at a conversion price per share of Preferred
     Stock equal to $1,000 divided by 65% of
     the average closing bid price of the
     Common Stock on the five trading days
     prior to conversion; 600,000 shares
     issuable upon exercise of warrants and
     options; and 306,757 shares currently
     outstanding.

Risk Factors...........................................................
      The securities offered hereby involve a
      high degree of risk and immediate
      substantial dilution and should not be
      purchased by investors who cannot afford the loss of their entire investment. See
      Risk Factors."

Common Stock Outstanding(1) Before Offering:
 ...........................   4,559,415(1) shares

Common Stock Outstanding After Offering:
 ...............................   6,082,490 shares

NASD Electronic Bulletin Board.........................................   AMHD

(1) Based on shares outstanding as of June 30, 1997. Does not include 40,000 shares offered which were issued subsequent to June 30, 1997.

Risk Factors

         The securities offered hereby are highly speculative and involve a high degree of risk, including, but not necessarily limited to the risk factors described below. Prospective purchasers should carefully consider the following risk factors, among others, as well as the remainder of this Prospectus, prior to making an investment in the securities of the Company.

                                                   RISK FACTORS

         An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business.

Limited History of Business Operations; Sustainability of Past Results

         The Company has limited operating history, having commenced operations in 1990. As of June 30, 1997 the Company's cumulative losses were approximately $1,150,000. The Company's revenues have grown from $677,576 in the year ended June 30, 1996 to $1,110,490 in the year ended June 30, 1997. The Company's growth has been dependent on a number of factors, such as the Company's marketing efforts, growing awareness of a need for and availability of odor-reducing products, and general economic conditions. In fiscal 1997, the Company began marketing a new cat litter, and intends to expand marketing efforts in this area. As a result of the increase in operating expenses caused by this expansion and lower margins caused by entry in the cat litter market, the Company expects to continue to report a loss from operations and to continue to suffer negative operating results until sales increase sufficiently, of which there can be no assurance. There can be no assurance that the Company will be able to grow in future periods or sustain its historic rates of growth. As a result, the Company believes that period to period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance.

Necessity to Develop Management Infrastructure to Meet Growth

         The Company's growth to date has required and is expected to continue to require, the full utilization of the Company's management, financial and other resources. The Company's ability to manage growth effectively will depend on its ability to improve and expand its operations, including its financial and management information systems, and to recruit, train and manage executive staff and employees. There can be no assurance that management will be able to manage growth effectively, and the failure to effectively manage growth may have a materially adverse effect on the Company's results of operations.

Dependence on WalMart

         The Company is dependent upon one customer for a majority of its revenues. This national retail chain, WalMart, accounted for 47% of the Company's sales in the nine months ended March 31, 1997 and 46% in the year ended June 30, 1996. The Company's dependence on WalMart could result in sales declines or similar losses in the future if its relationship with WalMart is interrupted for any reason. The Company believes that its dependence on WalMart will decrease as sales to other customers grows, however, there can be no assurance the Company will be successful in its plan.

Competitive Market for Pet and Odor Control Products

         The market for pet and odor control products is highly competitive. Many of the Company's competitors have established market share and have substantially greater resources than the Company. Competitors may broaden their product line, and potential competitors, may enter, or increase their focus on odor control products, resulting in increased competition. The Company's future success will depend on its ability to successful compete with several other companies and on the acceptance of the Company's products.

         There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company.

Dependence on Management and Future Key Personnel

         The Company is dependent upon Michael D. Parnell, President and Dan L. Thompson, Chief Financial Officer and other key employees with respect to administration and marketing. The Company has not entered into employment agreements with either of the individuals and has not obtained key men life insurance on their lives. The Company's future success also depends on its ability to attract and retain other qualified personnel, for which competition is intense. The loss of certain key employees or the Company's inability to attract and retain other qualified employees could have a material adverse effect on the Company's results of operations.

Control by Officers and Directors

         Directors and officers of the Company beneficially own 864,262 shares of the Company's outstanding Common Stock, or approximately 19.0% of the outstanding voting stock. As a result, the Company's officers and directors are able to exert significant control over the Company, and to direct and control the Company's operations, policies and business decisions.

Uncertainty of Protection Afforded by Patents and Proprietary Rights

         The Company's products are based on certain U.S. patents and the Company may in the future apply for additional patents related to its products. There can be no assurance that any additional patent applications relating to the Company's products or technology will result in patents being granted or that, if granted, such patents will afford protection against competitors with similar technology. The Company's principal patent was granted in 1989 and will expire in 2006. There can be no assurance that the Company will have the financial resources necessary to enforce any patent rights it may hold. Although the Company is not aware of any infringement claim against it, in the event that a future claim against the Company is successful, it may be necessary for the Company to obtain licenses to such patents or to other such licenses on commercially reasonable terms. Any disclosure of such technology or development of substantially equivalent technology could result in increased competition that might materially and adversely affect the Company's revenues and cost of sales.

         The Company attempts and will attempt to protect its proprietary technology by relying on trade secret laws and non-disclosure and confidentially agreements with its employees and contractors who have access to its proprietary technology. Despite these protections, no assurance can be given that others will not independently develop or obtain access to such technology or that the Company's competitive position will not be adversely affected thereby. See "Business - Patents and Trade Secrets".

Limited Public Market for Shares

         Prior to the date hereof there has been limited public trading in the Company's Common Stock. There exists no broad public market and there can be no assurance that a broad public market for the Company's securities will develop or, if it develops, that it will be sustained following this Offering. See "Market Prices and Dividends." Currently, the Company's Common Stock is traded on the over-the-counter market and is quoted on the Electronic Bulletin Board. Although the Company has applied for a listing of the NASDAQ Small Cap Market, there can be no assurance that such application will be approved.

Absence of History Dividends and No Likelihood of Dividends in the Foreseeable Future

         The Company has not paid any cash or other dividends or made distributions on its Common Stock and the Company does not anticipate paying cash dividends or making distributions in the foreseeable future.  See "Market
Prices and Dividends."

Possible "Penny Stock" Regulation

         The Company's Common Stock is traded in the over-the-counter market and is subject to the provisions of Section 15(g) and Rule 15-g(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), commonly referred to as the "penny stock" rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock used in Rule 3a51-1 of the Exchange Act. That rule generally defines a penny stock to be any equity security that has a market price of less than $5.00 per share, unless the equity security is either registered and traded on a national securities exchange meeting specified criteria; authorized for quotation on the Nasdaq Stock Market; issued by a registered investment company; or issued by an issuer having net tangible assets of no less than $2 million ($5 million if the issuer has been in continuous operation for less than three years). The Company has applies for listing of the Common Stock on the NASDAQ Small Cap Market, but there can be no assurance that the Company's application will be approved. If the Common Stock is deemed to be a penny stock, trading in its shares would be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, (defined generally as individuals with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse, or other institutional investors).

         For transactions covered by these rules, broker-dealers must make a suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer an the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in the Company's Common Stock and may affect the ability of shareholders to sell their shares.

Shares Eligible For Future Sale

         Upon sale of the 1,829,832 Shares offered hereby, the Company will have outstanding 6,082,490 shares of Common Stock, of which all shares will be unrestricted as to resale and will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act. Sales of substantial amounts of the Common Stock of the Company in the public market could adversely affect prevailing market prices.

Risks Associated with Forward-looking Statements

         The Company's forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to the Company's marketing of its products and future economic performance of the Company. The forward-looking statements and associated risks set forth in this Prospectus include or relate to: (i) the ability of the Company to obtain a meaningful degree of consumer acceptance for its products and future products, (ii) the ability of the Company to market its products and future products on a national basis at competitive prices, (iii) the ability of the Company to develop brand-name recognition for its products and future products, (iv) the ability of the Company to develop and maintain an effective sales network, (v) success of the Company in forecasting demand for its products and future products, (vi) the ability of the Company to maintain pricing and thereby maintain adequate profit margins, (vii) the ability of the Company to achieve adequate intellectual property protection for the Company's products and future products and (viii) the ability of the Company to obtain and retain sufficient capital for its future operations.

         The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that the Company will market and provide products on a timely basis, that the Company will retain its principal customer, that there will be no material adverse competitive or technological change in conditions in the Company's business, that demand for the Company's products will significantly increase, that the Company's President will remain employed as such by the Company, that the Company's forecasts accurately anticipate market demand, and that there will be no material adverse change in the Company's operations or business or in governmental regulations affecting the Company or its suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Accordingly, although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this Prospectus, there are a number of other risks inherent in the Company's business and operations which could cause the Company's operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause the Company to alter its marketing, capital investment and other expenditures, which may also materially adversely affect the Company's results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company's objectives or plans will be achieved.
See "Management's Discussion and Analysis" and "Business."

                                            MARKET PRICES AND DIVIDENDS

         The Company's Common Stock has traded on the Electronic Bulletin Board sponsored by the National
Association of Securities Dealers, Inc. since the fourth calendar quarter of 1994.

         The following table sets forth the range of high and low bid prices for the Company's Common Stock for each quarterly period indicated below as reported by the Electronic Bulletin Board. These prices reflect inter-dealer prices without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

                                                            High           Low

                                                          --------        ------
         Calendar Quarters
         1994
         4th Quarter.................................      $ 6.75         $ 5.75
         1995
         ----
         1st Quarter.................................      $ 7.00         $ 6.50
         2nd Quarter.................................        6.62           6.00
         3rd Quarter.................................        6.37           5.50
         4th Quarter.................................        6.62           5.50
         1996
         1st Quarter.................................      $ 8.25         $ 5.25
         2nd Quarter.................................        9.62           4.87
         3rd Quarter.................................        7.62           5.50
         4th Quarter.................................        8.18           4.37
         1997
         1st Quarter.................................      $ 6.75          $4.62
         2nd Quarter (1).............................       5.625           3.50

         (1)  Through June 21, 1997

         The approximate number of record holders of the Company's Common Stock as of May 31, 1997 was 1,080.

         The Company has never declared or paid any cash dividends on its Common Stock nor does the Company anticipate that any such dividends will be paid in the foreseeable future. The Company intends to retain any earnings it may realize to finance operations and potential expansion of its business.

                                       MANAGEMENT'S DISCUSSION AND ANALYSIS

Overview

         The Company's principal business is the development, manufacture and marketing of odor control products based on its patented technology. Operations commenced in 1990 when Ammonia Hold, Inc., a Texas corporation ("AHI Texas") acquired the Company's principal patent, which relates to the manufacture of monocalcium phosphate In June, 1994, the Company, which was then known as Key Waste Management, Inc., a Utah corporation, acquired AHI Texas in exchange for 2,679,391 shares of Common Stock, or 71% of the Company's Common Stock after giving effect to such issuance. For financial reporting purposes the acquisition was accounted for as a purchase of the net liabilities of the Company by AHI-Texas.

Results of Operations

Year Ended June 30, 1997 Compared to Year Ended June 30, 1996

         Revenues increased from $677,576 in the year ended June 30, 1996 ("Fiscal 1996") to $1,110,490 in the year ended June 30, 1997 ("Fiscal 1997"), an increase of 64%. The increase in revenues was due to increased sales of existing products, effected primarily by broadening the Company's distribution base, and sales of the new cat litter product commencing in August, 1996. In Fiscal 1997, sales to one principal customer, WalMart, accounted for 46% of total revenues. Cost of sales increased in Fiscal 1997 to 72% of revenue compared to 57% of revenues in Fiscal 1996. Almost all of the increase was due to the lower margin on the Company's new cat litter product which was introduced in August, 1996. The higher cost of sales on the new cat litter product was caused not only by higher materials costs for the cat litter but more importantly by the more competitive market for cat litter. In addition, in contrast to the Company's Odor Scentry and similar products, which are concentrated additives, the cat litter product is a complete ready to use product, is heavier and requires higher freight costs. The Company expects this margin to improve slightly in the future if it is able to obtain volume discounts on raw materials or obtain lower costs suppliers, but expects that the lower margin will continue for the forseeable future. This lower margin on cat litter was somewhat offset by a reduction in prices for raw material for the remainder of the products due to change in procurement.

         General and administrative expenses increased to 114% of revenues in Fiscal 1997 compared to 66% in Fiscal 1996. The increase was due to two factors. First, the Company has incurred additional salaried and overhead costs from adding staff and physical facilities in order to meet additional sales growth and projected growth. In the beginning of the Fiscal 1997, the Company moved to a newer and larger building, which it owns, from cramped rented quarters. Second, the Company incurred several non-recurring charges in Fiscal 1997 including a consulting agreement for financial public relations services in Fiscal 1997, resulting in a non-cash expense of $333,094. Other income in Fiscal 1997 of $62,426 was derived from interest income resulting from the amount of cash on hand.

Year Ended June 30, 1996 Compared to Year Ended June 30, 1995

Revenues in the year ended June 30, 1996 ("Fiscal 1996") decreased only slightly by 4%, compared to the year ended June 30, 1995. Cost of sales as a percentage of sales increased in Fiscal 1996 to 57% of sales, compared to 52% in Fiscal
1995, primarily due to the use of a particular supplier for one of the components of the Company's products who, in the view of management, overcharged the Company. Selling expenses of $150,863 in Fiscal 1995 relate to a specific individual hired for sales purposes who was subsequently terminated. General and administrative expenses increased from $143,911 in Fiscal 1995 (20% of revenues) to $446,060 in Fiscal 1996 primarily due to increased salaries and overhead. Prior to Fiscal 1996 the Company operated with limited staff and in cramped rented quarters due to limited financial resources.

Liquidity and Capital Resources

         As of June 30, 1997, the Company had working capital of $3,830,397, most of which was comprised of cash. In June 1997 the Company completed a private offering of Series A Convertible Preferred Stock and received net proceeds of approximately $2.6 million. The proceeds of the June 1997 offering are being used to acquire additional manufacturing equipment of $400,000, purchase of $250,000 in inventory, packaging equipment and supplies $260,000, acquisition of additional land and building $460,000, research and development $200,000, and the remainder for general and administrative expenses and working capital. Management believes that the cash on hand, together with cash generated from operations, will be sufficient to meet the Company's cash requirements until at least June 30, 1998. The Company has no lines of credit available to it at this time. Inflation has not had a significant impact on the Company's results of operations.

                                                     BUSINESS

         The Company is engaged in the business of manufacturing and marketing odor eliminating products for use in connection with farm and domestic animals. The Company's products are specifically designed to stop the formation of ammonia and other odors associated with animal waste and provide safe, simple, economical reduction of ammonia and associated vapor in poultry houses and other areas where animal wastes are present. The Company markets its products to farms, poultry houses, co-ops, large retail chains and grocery stores throughout the United States and other countries including Canada, Japan, Mexico, Saudi Arabia and England.

         In 1995, the Company created a wholly owned subsidiary, Fivestar Products Corporation, to import and acquire related products for sale and distribution by way of television and mass merchandisers. Fivestar Products Corporation has not engaged in material activity to date and the Company does not intend to develop this business.

Business and Products

         The Company manufactures products specifically designed to control ammonia and other odors associated with animal urine and feces using a patented process. The Company's line of products have the ability to counter the formation of ammonia when urine and solid animal waste is exposed to free oxygen in the air. The Company's patented process binds aluminum and phosphorus together to hold nitrogen stable, thus halting the natural production of ammonia. The Company's products are designed for industrial use in poultry production and livestock confinement areas and with household pets.

         The Company's principal product is called "Ammonia HoldR," developed after 15 years of research by the individual inventor and patented by him in 1989. Ammonia Hold is a granular light gray substance that uses a mono-calcium phosphate base with a blend of trace materials and other inert ingredients. Ammonia Hold counters the natural formation of ammonia when animal wastes are exposed to free oxygen in the air. By chemically binding the hydrogen and nitrogen in animal wastes, Ammonia Hold prevents the oxidation that creates ammonia. Use of Ammonia Hold decreases ammonia levels. High atmospheric ammonia levels have been shown by numerous independent studies to cause respiratory tract damage in poultry, resulting in higher mortality and condemnation rates, and decreasing feed efficiency.

         The Company also markets a related product known as "Odor ScentryTM", a variation of Ammonia Hold sold in smaller granular form or in aerosol form, which uses the same process as Ammonia Hold to isolate the individual elements that must combine to create ammonia. Odor ScentryTM, the Company's first consumer product previously marketed under the name Odor Halt, is sold in pet stores and pet departments of retail stores for home use in the elimination of odors associated with pet litter pans for domesticated animals such as cats and birds, gerbils, hamsters and rabbits. Users of Odor ScentryTM add the product to their pets' litter pan to remove common odors. Odor ScentryTM is available in natural-like scents of spice or citrus and may also be used to prevent odors from forming in trash cans and in removing odors from cars and carpets where undesirable odors have developed previously. Odor ScentryTM for Healthcare Facilities is a related product formulated and packaged for the nursing home industry. This product is used as a carpet deodorizer or mixed with water to clean and deodorize.

         A related product is "Odor Scentry Spray," an aerosol powder spray variation for consumer use. This product can halt the natural production of common household odors originating in garbage cans, diaper pails, and in moisture-and-mildew-ridden areas. Odor Scentry Spray is also used to remove odors from cars and carpets where undesirable smells have developed.

         A new product recently introduced is "Barn GuardTM", a granular product specifically intended for the equestrian market. Barn GuardTM is long-lasting, easy-to-use and eliminates odors in horse stalls and all types of livestock pens. It is non-toxic and contains no perfumes or masking agents. Another recently developed product is "Odor Scentry Premium Cat Litter." This product when used in household litter pans forms flushable clumps of both liquid and solid waste which are both completely flushable in non-septic tank systems. Odor Scentry Premium Cat Litter is all-natural, biodegradable, and almost completely dust-free and is designed to prevent tracking by cats after using the litter pan. Both Barn Guard and Odor Scentry Premium Cat Litter use the same process as Ammonia Hold to isolate the individual chemical elements that must combine to create ammonia.

         The Company has recently announced the results of phase-one of a biosolids composting test to determine the effects of the Ammonia Hold product on sludge and waste management. CalRecovery, a waste management consulting and engineering firm, recently completed the first phase of a two-phase study, which on a research scale, demonstrated that the addition of the Ammonia Hold product has the potential to accelerate the process of composting sludge, to increase the retention of nitrogen, and to control the emission of ammonia during the composting process. The Company is beginning a phase-two commercial scale test of the product with various municipal sludge composting facilities. If the performance of Ammonia Hold is confirmed during phase-two large-scale performance testing, the product could be of interest to municipal wastewater treatment facilities that are considering or are currently composting sludge as a method of waste management. Possible benefits of Ammonia Hold application for treatment facilities include reduction of composting costs and control of air emissions and odor, with odor being the number one cause of complaints to health and environmental regulatory agencies. Test results should be available during 1997. There can be no assurance that positive test results will lead to a new commercially viable use for Ammonia Hold, or to what extent a commercial market may exist.

Marketing

         Management estimates that more than half of all households in the United States have pets. Management further estimates that over six billion broiler chickens, 280 million turkeys and 21 million ducks are produced in the United States each year. In order to address this market, management has created a marketing strategy combining the use of direct sales representatives and trade and consumer advertising. This strategy targets not only the retail market consisting of pet stores and pet departments of grocery and other retail stores, but also the commercial and industrial animal markets. Major retailers of the Company's products are WalMart, PETCO and Target.

         Presently, the Company uses the services of over fifty independent sales representatives to cover its marketing area, primarily in the continental United States. Management intends to increase its marketing force as business demands warrant such expansion and the Company has sufficient funds available to retain the appropriate personnel.

Patents

         The Company's principal patent, Method for Producing Monocalcium Phosphate and Products Produced therefrom, (U.S. Patent No. 4,838,922) was issued in June 1989 and acquired in 1990 from the inventor, Billy J. Green by the Company's predecessor for 5,000 shares of AHI-Texas common stock, $100,000 cash and a note payable in the amount of approximately $312,000. Of this amount, $250,000 was later retired by the issuance of 50,000 shares of Company common stock. The patent refers to an improved method of producing monocalcium phosphate by mixing phosphoric acid with brown lime, a residue of the Arkansas bauxite refinery process. The second patent, Animal Litter containing Magnesium Montmorillonite (U.S. Patent No. 5,529,022) was granted in June 1996 and acquired from Sanex Corporation by the Company in August 1996 for $250,000, paid $50,000 in cash and the remainder by the issuance of 35,714 shares of Common Stock valued at $5.60 per share. The officers and directors of Sanex are Marjorie Burman-Nelson and Scott Burman. The purchase price for these patents and the value attributable to the shares of common stock issued in the transaction was based on arms-length negotiations between the parties.

Competition

         Presently, there are several companies marketing products similar to those produced and marketed by the Company including, without limitation, Ammonia Control and Jones Hamilton for ammonia abatement additives and Clorox, Oil DRI Corp and American Colloid for cat litter. Most of these companies are larger than the Company with longer histories of operation and greater financial and personnel resources. Also, most of these competitors have established some market share in the market in which the Company will be competing. The ability of the Company to penetrate these markets will depend on many factors including, but not limited to, its ability to obtain sufficient capital to enhance and broaden its marketing of its products, to develop new and improved products, to obtain and retain necessary management and advisory personnel, and the establishment of a comprehensive marketing plan.

Employees

         Presently, the Company has six employees consisting of two management persons, three production persons and one administrative person. The Company does not currently offer its employees any bonus, profit sharing or deferred compensation plan nor is there any employment contract with any employee. Management intends to hire additional qualified personnel as business conditions warrant. In addition to its full-time employees, the Company may use the services of certain outside consultants and advisors as needed on a contract basis. Management considers the relations between the Company and its employees to be good.

Facilities

         The Company's principal place of business and corporate offices are located at 10 Gunnebo Drive, Lonoke, Arkansas 72086. The facilities consist of approximately 15,000 square feet of manufacturing and warehouse space used for the production of the Company's products and storage area for inventory and raw materials. The building and land are held in fee without mortgage. The Company also rents on a month to month basis, warehouse space for a mixing facility in Lonoke for rent of $1,360. On August 5, 1997 the Company purchased ten acres of land and 55,000 square foot office and manufacturing facility in Lonoke for cash of $392,920, in order to meet expansion requirements.

Litigation

         The Company is not a party to any material pending legal proceedings and no such action by, or to the best of its knowledge, against the Company has been threatened.

                                                    MANAGEMENT

Executive Officers and Directors

         The following table sets forth certain information with respect to the executive officers and directors of the Company. Each director holds such position until the next annual meeting of the Company's shareholders and until his respective successor has been elected and qualifies. Any of the Company's officers may be removed with or without cause at any time by the Company's Board of Directors.

Name                               Age       Position with the Company

Michael D. Parnell                 38        President, Chief Executive Officer
                                             and Director
Dan N. Thompson                    34        Secretary/Treasurer, Chief
                                             Financial Officer and Director
Robert S. Ligon                    75        Director
Eugene England                     69        Director
Charles R. Nickle                  43        Director
William H. Ketchum                 65        Director

         The business experience of each of the persons listed above during the past five years is as follows. Unless otherwise indicated, reference to a position held by each of the persons named held as of June 1994 was held in AHI Texas and immediately prior thereto in the Company.

         Michael D. Parnell has been President and Chief Executive Officer of the Company since July 1, 1996. Mr. Parnell is a graduate of the University of Arkansas with a degree in Agricultural Economics. He has over 15 years experience in the investment banking business and for more than the past five years has been a registered representative of Paine Webber until February 28, 1997. Mr. Parnell became a director in 1996.

         Dan N. Thompson has been the Secretary/Treasurer and Chief Financial Officer of the Company since July 1994. Mr. Thompson is a graduate of Texas A & M with a degree in industrial distribution. He devotes approximately 10% of his time to the Company. Mr. Thompson has been the Denver district sales manager for the Trane Corporation from January 1996 to present, and prior thereto for more than 5 years prior to the date of this Prospectus he was a sales representative in Trane's Little Rock, Arkansas office.

         Robert S. Ligon is a graduate from the University of Arkansas with a degree in business administration.
In 1989, Mr. Ligon retired from Ligon Brothers, Inc., a heavy equipment wholesaler. Mr. Ligon was President of AHI-Texas from its inception to June 30, 1993 and has been a director since inception.

         Eugene England has been the President and owner of Aloha Systems Landscaping Company in Tulsa, Oklahoma for more than 5 years. Mr. England was one of the original investors in AHI-Texas at its inception and has been a director since inception.

         Charles R. Nickle is a graduate from the University of Arkansas with a degree in civil engineering. Mr. Nickle has been Vice President of McGoodwin, Williams and Yates, Inc. in Fayetteville, Arkansas for more than five years. His professional experience includes project planning, design, and construction management of water treatment facilities and distribution systems, drainage facilities and wastewater treatment and collection facilities.
He has been a director since December 1996.

         William H. Ketchum is a graduate from the University of Arkansas with a degree in business administration and a masters in operational management. Mr. Ketchum is a retired Naval Officer and is currently involved as a private investor in real estate, cattle and farming operations, and the sanitation and recycling business. He became a director in December 1996 in connection with the purchase of certain real property from him by the Company in 1996. Prior to the acquisition of the property Mr. Ketchum has no affiliation with the Company.

Executive Compensation

         Michael D. Parnell became the president on July 1, 1996 at a salary of $53,000 per year. In fiscal 1996 Matt Hoff was president at the same compensation. No other executive officer received compensation in fiscal 1995 or 1996. During fiscal 1995 and 1996, no other compensation not otherwise referred to herein was paid or awarded by the Company to the above persons, the aggregate amount of which compensation, with respect to any such person, exceeded the lesser of $50,000 or 10% of the annual salary reported above.

         During the years ended June 30, 1995 and 1996, none of the named officers or directors received or exercised any options. No options or other long term compensation has been awarded.

         There are no standard or other arrangements pursuant to which any director of the Company is or was compensated during the Company's last fiscal year for services as a director, for committee participation or special assignments.

                                              PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information as of the date hereof with respect to any person who is known to the Company to be the beneficial owner of more than 5% of any class of its voting securities and as to each class of the Company's equity securities beneficially owned by its directors and executive officers as a group:


                                             Number of Shares          Percent             Percent
                                               Beneficially            Before               After
  Name and Address(1)(2)                         Owned(1)             Offering            Offering

Michael D. Parnell                                468,046                10.3%               10.3%
Robert S. Ligon                                   248,210                 5.4%                5.4%
Eugene England                                     80,379                 1.8%                1.8%
Dan N. Thompson                                     8,711                    *                   *
Charles R. Nickle                                  17,716                    *                   *
William H. Ketchum                                 41,200                 1.0%                1.0%
Matthew J. Hoff                                   249,000                 5.5%                5.5%
Corporate Relations Group, Inc.(3)                599,000                 11.8
1801 Lee Road, Suite 301
Winter Park, Florida 32789
Grace Holdings(4)                                 263,333                 5.8%                5.8%
The Alliance House
 East Bay Street
 Nassau, Bahamas
All directors and Officers
  as a group (6 persons)                          864,262                19.0%               19.0%

*  less than 1%

(1) Unless otherwise noted below, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised. The percentage of shares owned is based on the current conversion price of the Preferred Stock on the date of this Prospectus.
(2) Each of the officers and directors persons named in the above table may receive correspondence addressed to him care of Ammonia Hold, Inc., 10 Gunnebo Drive, Lonoke, Arkansas 72086.
(3) The officers and directors of Corporate Relations Group, Inc.are Joe H. Landis and Paul Sarluco. Includes 500,000
         shares issuable upon exercise of options. See footnote 6 to the table under the caption "Selling
         Shareholders."
(4) The officers and directors of Grace Holdings are David Sheesky and Pauline Creamy.

                                               SELLING SHAREHOLDERS

         The  shares of  Common  Stock of the  Company  offered  by the  Selling
Stockholders (the "Shares") will be offered at market prices, as reflected on the Electronic Bulletin Board, or on the Nasdaq Small Cap Market if the

Common Stock is then traded on Nasdaq. The shares include 306,757 shares currently outstanding as well as shares being offered by the holders upon conversion of the Series A Preferred and shares being issued upon exercise of warrants and options. The aggregate number of shares offered for resale upon conversion of the Series A Preferred will be based on the conversion rate in effect at the time of conversion. It is anticipated that registered broker-dealers will be allowed the commissions which are usual and customary in open market transactions.

         The number of shares of Common Stock issuable upon conversion of each of the 3,000 shares of Series A Preferred, and the consequent number of shares of Common Stock available for resale under this Prospectus, is based upon a conversion ratio which is the lower of $1,000 divided by 65% of the closing bid price of the Common Stock on NASDAQ averaged over the five trading days immediately prior to the date of conversion, or $3.25. Based upon the bid price on the date of this Prospectus, or $5.00, 307.69 shares of Common Stock would be issuable per share of Series A Preferred. The Selling Stockholders do not own any Common Stock except as registered hereby and will own no shares after the completion of the offering. The relationship, if any, between the Company and any Selling Stockholder is set forth below. The Selling Stockholders may be deemed to be "underwriters" as defined in Section 2(11) of the Securities Act of 1933.

                                                                            Percent of
                                      Number of             Number of      Common Stock
                                      Series A               Common           Before
       Name                       Preferred Shares           Shares          Offering

Anderson Properties, Inc.                150                    46,154              1.0
Avron Finance                            200                    61,538              1.3
BHD Corp.                                190                    58,462              1.3
C.A. Opportunidad, S.A.(1)                --                    90,834              2.0
Dowda, Jimmy Dean                         80                    24,615                *
Fondo de Adquisiciones
 y Inversiones Internacionales XL, SA(1)                        76,923              1.7
FT Trading                               100                    30,769                *
Holstein, Matthew(2)                      40                    72,308                *
Holstein, Philip M.(2)                    75                    23,077                *
Castle Creek Valley Ranch
  Defined Benefit Pension Plan(2)         50                    15,385                *
Kraus, Russell G.                         25                     7,692                *
Knox, Bruce R.                            50                    15,385                *
Lenz, Frederick A.                        80                    24,615                *
Mitchell, John T.                         40                    12,308                *
Nostradamus, S.A.                        425                   130,769              2.8
Olympus Capital, Inc.(3)                  25                     7,692                *
Passy Holding                            135                    41,538                *
Pegasus Investment Holding Limited       175                    53,846              1.2
Rida Holding                             200                    61,538              1.3
Securicorp, Inc.                          60                    18,462                *
Seidman, Barry                           750                   230,769              4.8
Skalko, James A.(4)                       25                     8,547                *
Veitia, Robert E.(4)                      25                     7,692                *
Sloves, Joseph                           100                    30,769                *
World Capital Funding(5)                  --                   140,000              3.0
Corporate Relations Group, Inc.(6)        --                   599,000             11.3

  TOTALS                               3,000                 1,829,832            25.3%

*less than 1%

(1) The principal shareholder of CA Opportunidad, S.A. and Fondo de Adquisiciones is Jose Antonio Gomez.
(2) The beneficiary of Castle Creek Valley Ranch Defined Benefit Pension Plan is Philip M. Holstein, Jr.
         Matthew Holstein is the son of Philip M. Holstein, Jr.
(3)      James W. Spratt III is the principal shareholder of Olympus Capital,
 Inc.
(4)      Messrs. Skalko and Veitia are employees of Corporate Relations Group,
Inc.

(5) Includes 99,000 shares already outstanding and up to 500,000 shares issuable upon exercise of options at each of the following prices and terms: 100,000 shares at $4.25 until May 22, 1998; 100,000 shares at $5.25 until May 22, 1999; 100,000 shares at $6.25 until May 22, 2000;
         100,000 shares at $7.25 until May 22, 2001; and 100,000 shares at $8.25 until May 22, 2002.
(6) Includes 100,000 shares issuable upon exercise of options at $4.75 per share.

                                               CERTAIN TRANSACTIONS

         On  February  28, 1996 a trust for the benefit of the mother of Michael
D. Parnell controlled by him loaned $68,000 to the Company repayable on demand with 8% interest. The loan was repaid in fiscal 1996.

         On April 1, 1996 the Company licensed the rights to exploit its original patent to Grace Holdings, Ltd. for the nursery, home, and carpet industries. Grace paid $160,000 as a license fee plus an agreement to pay one-third of the profits to the Company. The license agreement was mutually terminated in April 1997.

                                             DESCRIPTION OF SECURITIES

Common Stock

         The Company's Articles of Incorporation authorize the issuance of 25,000,000 shares of Common Stock, $.001 par value. The holders of the Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Subject to preferential rights that may be applicable to any Preferred Stock which may be issued, holders of the Common Stock are entitled to receive dividends, if and when declared by the Company's Board of Directors from funds legally available for that purpose. See "Market Prices and Dividends." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in the assets available of the Company, if any, remaining after the payment of all liabilities of the Company and the liquidation preferences applicable to any outstanding Preferred Stock. Holders of the Common Stock have no cumulative voting rights, no preemptive rights and no conversion rights and there are no redemption or sinking fund provisions with respect to the Common Stock. The outstanding Common Stock is fully paid, validly issued and non-assessable. As of June 30, 1997, there were 4,559,415 shares of Common Stock outstanding.

         The transfer agent for the Common Stock is Atlas Stock Transfer, 5899 South State Street, Salt Lake City, Utah 84107.

Preferred Stock


         The Company's Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock, $.001 par value, of which 3,000 shares of Series A Preferred are outstanding. The Series A Preferred Stock is convertible into shares of common stock (see "Selling Stockholders"). The holders of Series A Preferred have a liquidation preference of $1,000 per share over the Common Stock. Dividends on the Series A Preferred may be declared and paid if, when and to the extent determined from time to time by the Company's Board of Directors, provided that such dividends shall be declared with respect to the Series A Preferred Stock on par with dividends declared with respect to the Company's Common Stock. The Company does not expect to declare or pay such dividends in the foreseeable future. The Company may issue additional preferred stock in the future. The Company's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series.

         The Company considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in the Company's Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the Common Stock which would result in dilution of the income per share and net book value of the Common Stock. Issuance of additional Common Stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the Common Stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to the Company's Common Stock or any other series of preferred stock which the Company may issue. The Board of Directors may issue additional preferred stock in future financings.

         The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of Utah law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. While such provisions are intended to enable the Board of Directors to maximize stockholder value, they may have the effect of discouraging takeovers which could be in the best interest of certain stockholders. There is no assurance that such provisions will not have an adverse effect on the market value of the Company's stock in the future.

         The Company's Board of Directors has the authority to issue the authorized shares of Preferred Stock in one or more series and to fix the designations, relative powers, preferences, rights, qualifications, limitations and restrictions of all shares of each such series, including without limitation dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of Preferred Stock also could have the effect of delaying, deterring or preventing a change in control of the Company without further action by the shareholders.

                                                   LEGAL MATTERS

         The legality of the Shares offered hereby will be passed upon for the Company by Hand & Hand, a law corporation, Dana Point, California.

                                                      EXPERTS

         The audited financial statements included in this Prospectus as of and for the years ended June 30, 1997 and 1996 have been audited by Crouch, Bierwolf & Chisholm, independent certified public accountants, to the extent and for the periods set forth in their report thereon and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                           INDEPENDENT AUDITORS' REPORT










To the Stockholders and Board of Directors
Ammonia Hold, Inc.

We have audited the accompanying consolidated balance sheet of Ammonia Hold, Inc. and subsidiary as of June 30, 1997 and 1996 and the related consolidated statement of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ammonia Hold, Inc. and it's subsidiary as of June 30, 1997 and 1996 and the results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles.




Crouch, Bierwolf & Chisholm
Salt Lake City, Utah
August 28, 1997




                                         Ammonia Hold, Inc. and Subsidiary
                                                  Consolidated Balance Sheets


                                                      ASSETS

                                                                                             June 30,
                                                                                    1997                  1996
CURRENT ASSETS
    Cash and cash equivalents (Note 1)                                         $     3,224,211     $        349,494
    Accounts receivable net of allowance
        for doubtful accounts of $14,186
        and $14,186                                                                    120,339              124,931
    Prepaid expenses                                                                    29,950                3,508
    Prepaid consulting fees (Note 1)                                                   334,482               69,996
    Inventory (Note 2)                                                                 198,915              160,628
    Tax Benefit Receivable                                                               5,000                   --
        Total Current Assets                                                   $     3,912,897     $        708,557

PROPERTY, PLANT AND EQUIPMENT
    Depreciable assets - net of accumulated
        depreciation (Note 1)                                                  $       519,073     $         36,757
    Land                                                                               185,000              185,000
        Total Property, Plant and Equipment                                    $       704,073     $        221,757

OTHER ASSETS
    Building fund (Note 1)                                                     $            --     $        127,172
    Patents - net of accumulated amortization
        of $183,121 and $145,269 (Note 1)                                              480,074              266,831
    Prepaid consulting fees -
        non current portion (Note 1)                                                       900              256,671
    Deposits                                                                            16,200                   --
        Total Other Assets                                                     $       497,174     $        650,674
TOTAL ASSETS                                                                   $     5,114,144     $      1,580,988























                                                        (continued)




                                             Ammonia Hold, Inc and Subsidiary
                                                    Consolidated Balance Sheets
                                                        (Continued)


                                           LIABILITIES AND STOCKHOLDERS' EQUITY



                                                                                             June 30,
                                                                                    1997                  1996
CURRENT LIABILITIES
    Accounts payable                                                           $        85,200     $         18,423
    Accrued payroll taxes                                                                   --                4,602
    Income tax payable (Note 1)                                                             --               11,199
        Total Current Liabilities                                              $        85,200     $         34,224

STOCKHOLDERS' EQUITY
    Series A Convertible Preferred Stock, 3,000 shares authorized,  3,000 shares issued and outstanding
        at June 30, 1997                                                       $             3     $             --


    Common Stock, par value $.001 authorized shares  100,000,000;  4,559,415 and
        3,867,278 shares issued and outstanding,
        respectively                                                                     4,559                3,867
    Paid in Capital - preferred                                                      2,624,997
    Paid in capital - common                                                         5,152,703            1,808,395
    Accumulated deficit                                                            (2,753,318)            (265,498)
        Total Stockholders' Equity                                                   5,028,944            1,546,764


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $     5,114,144     $      1,580,988























The accompanying notes are an integral part of these financial statements





                                             Ammonia Hold, Inc. and Subsidiary
                                          Consolidated Statements of Operations





                                                                                   For the Years Ended June 30,
                                                                                    1997                  1996

SALES - NET ALLOWANCE AND DISCOUNTS                                            $     1,110,490     $        677,576
LICENSING FEES                                                                              --              160,000

TOTAL REVENUES                                                                       1,110,490              837,576

COST OF SALES                                                                          798,874              384,403

GROSS PROFIT                                                                           311,616              453,173

GENERAL & ADMINISTRATIVE                                                             1,266,862              446,060

OTHER INCOME                                                                            62,426                3,781

INCOME (LOSS) BEFORE INCOME TAXES                                                    (892,820)               10,894


PROVISION (BENEFIT) FOR INCOME TAXES                                                   (5,000)                2,200


NET INCOME (LOSS)                                                                    (887,820)                8,694


DEEMED DIVIDEND                                                                     (1,600,000)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS                                         $(2,487,820)            $ 8,694

NET INCOME (LOSS) PER SHARE                                                            (0.555)                 .002


WEIGHTED AVERAGE OUTSTANDING SHARES                                                  4,485,803            3,478,178


















The accompanying notes are an integral part of these financial statements


                                             Ammonia Hold, Inc. and Subsidiary
                                      Consolidated  Statements of  Stockholders'
                                          Equity From July 1, 1995  through June
                                          30, 1997




                                                               Additional                                 Additional      Retained
                                        Preferred Shares         Paid-in           Common Stock             Paid-in       Earnings


                                    Shares          Amount        Capital        Shares       Amount         Capital      (Deficit)



Balance on June 30, 1995                                                        3,399,078        3,399        773,863     (274,192)



Issued common stock for land                                                       41,200           41        184,959             -

Issued common stock for consulting
    services                                                                      117,000          117        349,883             -

Issued common stock for licensing
    agreement and cash                                                            200,000          200        499,800             -

Issued shares in exchange for the
    cancellation of options                                                       110,000          110          (110)             -

Net income (loss) for the year
    ended June 30, 1996                                                                 -            -              -         8,694



Balance on June 30, 1996                                                        3,867,278  $     3,867   $  1,808,395   $ (265,498)

Issued common stock for patent                                                     35,714           36        199,964             -

Issued common stock for cash                                                      488,666          488        499,512             -

Issued common stock for cash                                                       76,923           77        499,923             -

Issued common stock for cash                                                       90,834           91        544,909             -

Issued preferred stock for cash          3,000             3     2,624,997              -            -              -             -


Deemed Dividend (Note 7)                                                                                   (1,600,000)   (1,600,000)


Net loss for the year
    ended June 30, 1997                                                                 -            -              -     (887,200)



Balance on June 30, 1997                 3,000   $         3   $ 2,624,997      4,559,415  $     4,559   $  5,152,703   $(2,753,318)




























                              The accompanying notes are an integral part of
these financial statements


                                             Ammonia Hold, Inc. and Subsidiary
                                           Consolidated Statements of Cash Flows

                                                                                   For the Years Ended June 30,
                                                                                    1997                  1996
Cash Flows from Operating Activities

Net gain (loss)                                                                $     (887,820)     $          8,694
Non-cash items:
    Depreciation                                                                        44,426                9,000
    Amortization                                                                        37,852               24,121
    Bad debt expense                                                                       468                    -
    Consulting expense                                                                 257,004               23,333
Changes in current assets and liabilities:
    (Increase) decrease in:
        Accounts receivable                                                              4,592                9,374
        Prepaid expenses/deposits                                                    (360,924)              (3,508)
        Inventories                                                                   (38,287)             (88,666)
    Increase(decrease) in:
        Accounts payable                                                                66,777             (18,167)
        Income tax payable                                                            (16,199)                2,200
        Accrued liabilities                                                            (4,602)                (686)
    Net Cash provided (Used) by
        Operating Activities                                                         (896,713)             (34,305)


Cash Flows from Investing Activities
    Cash used for building costs                                                                          (127,712)
    Purchase of property and equipment                                               (398,570)             (17,400)
    Net Cash Provided (Used) by
        Investing Activities                                                         (398,570)            (144,572)
Cash Flows from Financing Activities
    Issuance of Preferred Stock                                                      2,625,000                    -
    Issuance of common stock                                                         1,545,000              500,000
    Net Cash Provided (Used) by
        Financing Activities                                                         4,170,000              500,000


    Increase in Cash                                                                 2,874,717              321,123

    Cash and Cash Equivalents at
        Beginning of Period                                                            349,494               28,371
    Cash and Cash Equivalents at
        End of Period                                                          $     3,224,211     $        349,494


                                                        (Continued)




                                             Ammonia Hold, Inc. and Subsidiary
                                           Consolidated Statements of Cash Flows
                                                        (Continued)



                                                                                   For the Years Ended June 30,
                                                                                    1997                  1996

SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW INFORMATION:

    Cash paid for interest                                                     $             -     $            720
    Cash paid for income taxes                                                                                 -

NON CASH FINANCING ACTIVITIES

    Issued stock for consulting services                                                     -              350,000
    Issued stock for land                                                                    -              185,000
    Issued stock for licensing agreement                                                     -              160,000
    Issued stock for patent                                                            200,000                    -
























                         The accompanying notes are an integral part of these
financial statements

                                             AMMONIA HOLD, INC. AND SUBSIDIARY
                                    Notes to Consolidated Financial Statements
                                                  June 30, 1997 and 1996

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization - Ammonia Hold, Inc. (AHI-Utah) (formerly Key Waste Management, Inc.) was incorporated in the state of Utah on July 10, 1980. On June 30, 1994, pursuant to a stock exchange agreement, AHI-Utah acquired all of the stock of Ammonia Hold, Inc. (AHI-Texas), a Texas corporation, in exchange for 2,679,391 shares of AHI-Utah which represented 71% of the total outstanding shares. Because the shares issued in the acquisition of AHI-Texas represented 71% of the then outstanding shares of AHI-Utah, AHI-Texas was deemed, for financial reporting purposes, to have acquired AHI-Utah. Accordingly, the acquisition of AHI-Utah by AHI-Texas was accounted for as a purchase of the net liabilities of AHI-Utah consisting principally of an insignificant amount of accounts payable.

         FiveStar Products Corporation (FiveStar) was incorporated in the state of Utah on March 31, 1995. As of June 30, 1996, FiveStar had no material activity.

         Capitalization Changes - Immediately prior to the merger, the shareholders of AHI-Utah approved a 20 for 1 reverse split. Common stock issued and outstanding and additional paid-in capital have been restated to reflect the reverse stock split. The shareholders also authorized 10,000,000 shares of preferred stock $.001 par value, with terms, rights and preferences to be determined by the Board of Directors at the time of issuance. As of June 30, 1997, 3,000 preferred shares had been issued for $2,625,000 in cash.

         The principal business of the Company is the manufacture of monocalcium phosphate and related products for sale to retailers mainly in the United States. The Company sells its products to some international customers (about 5% of total sales).

         Principles of Consolidation - The consolidated financial statements as of June 30, 1997 and 1996 include the accounts of AHI-Utah and its wholly owned subsidiary FiveStar.

         Collectively,  these  entities  are  referred  to as the  Company.  All
         significant   intercompany   transactions   and   accounts   have  been
         eliminated.

         Accounting Method - The Company's financial statements are prepared using the accrual method of accounting.

         Cash and Cash Equivalents - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

         Inventories - Inventories are reported at the lower of cost or market as determined on the first-in first-out (FIFO) method.

         Prepaid Consulting Fees - The Company issued 117,000 shares of stock in exchange for $350,000 of marketing services. At June 30, 1996 substantially all of the prepaid marketing expenses have been expensed. In May 1997 the Company prepaid $405,000 in cash and options (see note
          8) for a six month marketing contract. At June 30, 1997 prepaid consulting fees included $334,482 from this contract.

         Patent - Patent costs are capitalized as incurred and are amortized over the remaining life of the patent. The Company considers the estimated life of patents to be 17 years.

                                             AMMONIA HOLD, INC. AND SUBSIDIARY
                                      Notes to Consolidated Financial Statements
                                                  June 30, 1997 and 1996

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Depreciable Property - Equipment is stated at cost. Major renewals and betterments are capitalized while expenditures for maintenance and repairs are charged to operations as incurred. Depreciation is computed on the straight-line method over estimated useful lives of five to ten years for manufacturing equipment and furniture and fixtures and thirty years for buildings.

         Property, Plant and Equipment consist of the following:

                                                                                                     June 30,
                                                                                        1997               1996


        Building                                                                   $      292,603     $           --
        Manufacturing equipment                                                           271,034             68,537
        Furniture and fixtures                                                             32,279              1,637
        Land                                                                              185,000            185,000
         Total property, plant and equipment                                              780,916            254,174
          Less:  accumulated depreciation                                                (76,843)            (32,417)
          Net Property and Equipment                                               $      704,073     $      221,757


        Depreciation expense was $44,426 and $9,000 for the years ended June 30, 1997 and 1996, respectively.


        Building Fund - This fund was set aside for the construction of a new building. At June 30m, 1997 the building was complete and the building was included in the cost of the building. The Company is using this facility for packaging, warehousing and office space.

        Net (Loss) Income Per Common Share - The computation of net (loss) per common share is based on the weighted average number of common shares outstanding during the period.


        Provision for Income Taxes - Deferred income taxes arise from timing differences between financial reporting and tax reporting income and expenses. Deferred taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from timing differences that are not related to an asset or liability are classified as current or noncurrent, depending on the period in which the timing differences are expected to reverse.

        The principal timing difference is the net operating loss carry back that will allow the Company to recover approximately $5,000 of tax paid over the last three years.

                                             AMMONIA HOLD, INC. AND SUBSIDIARY
                                      Notes to Consolidated Financial Statements
                                                  June 30, 1997 and 1996

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

        The deferred tax asset and the provision for income taxes is calculated as follows at June 30, 1997:

                                                 June 30, 1997

                 Current provision for income taxes:

        Federal                                $          -
        State                                                         -
        Deferred                                    (5,000)

        Total provision for income taxes       $      5,000

        Deferred tax asset arising from:
         NOL carry back    $                          5,000

        Deferred tax asset $                          5,000


        The Company has a June 30 year end for income tax reporting purposes. The Company has approximately $1,528,318 that may be offset against future taxable income. These NOL carryforwards begin to expire in 2009. Only $5,000 of tax benefit has been reported in the financial statements because the Company believes there is a 50% or greater chance that the carryforward will expire unused.


        Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements, assets, liabilities and earnings involve extensive reliance on management's estimates. Actual results could differ from those estimates.

NOTE 2 - INVENTORIES

        The Company uses the FIFO (first-in, first-out) method for inventory valuation. Inventories consist of the following at June 30, 1997 and 1996:

                                                                   1997          1995

        Raw materials                                      $     16,851   $    11,845
        Work-in-progress                                        61,664         53,987
        Finished goods                                          120,400        94,796
                                                           ------------   -----------
        Total                                              $    198,915   $   160,628
--------                                                   ============   ===========

                                             AMMONIA HOLD, INC. AND SUBSIDIARY
                                     Notes to Consolidated Financial Statements

NOTE 3 - RELATED PARTY TRANSACTIONS


         The Company borrowed $68,000 from a major shareholder of the Company and has repaid the entire amount of the loan as of June 30, 1997. The note was dated February 28, 1996 and had an interest rate of 8%. The note was due on demand.


NOTE 4  - OPERATING LEASES


         The Company rents office and warehouse space on a month-to-month basis with monthly rental payments of approximately $1,360. Total rent expense amounted to $18,329 and $17,842 for the years ended June 30, 1997 and 1996, respectively.


NOTE 5 - SALES TO PRINCIPAL CUSTOMER


         The majority of the Company's sales (approximately 46% in the years ended June 30, 1997 and 1996) were to a principal customer, which is a national retail chain located in the United States, of which $42,077 and $67,231 was receivable at June 30, 1997 and 1996.


NOTE 6 - STOCKHOLDERS' EQUITY TRANSACTIONS


     During the year ended June 30, 1996 the Company had the following stock transactions:


         1. The Company issued 41,200 shares of common stock in exchange for land.


         2. The Company issued 117,000 shares of common stock and options to purchase 500,000 shares at a price between $3.00 and $6.00 over the next five years in exchange for $350,000 in consulting services. The term of the contract was one year. The options were subsequently cancelled for stock.


         3. The Company issued 200,000 shares of common stock in exchange for a licensing agreement and $500,000.

         4. The Company issued 110,000 shares of common stock in exchange for the cancellation of previously issued options in the consulting agreement.


During the year ended June 30, 1997 the Company had the following stock transactions:

         1. The Company issued 35,714 shares of common stock in exchange for a patent. The patent was valued at $200,000.


         2. The Company issued 488,666 shares of common stock for $500,000 in cash.

         3. The Company issued 76,923 shares of common stock for $500,000 in cash.


         4. The Company issued 90,834 shares of common stock for $545,000 in cash. The price at which stock was issued differed due to differences in separate negotiated agreements and changes in trading volumes.

                                             AMMONIA HOLD, INC. AND SUBSIDIARY
                                     Notes to Consolidated Financial Statements


NOTE 7 - PREFERRED STOCK


         1. On June 5, 1997 the Company issued 3,000 shares of Series A Convertible Preferred Stock. These shares have a par value of $.001 and are entitled to receive dividends as if they were converted to common stock (see conversion rights below). Upon liquidation, dissolution or winding up, these shares are entitled to a liquidation preference of $1,000 per share.


                  Each share is convertible, at the option of the holder at any time, into common stock as follows:

                  $1,000 dividend by the lower of (1) sixty-five percent (65%) of the market price of the common stock (determined by the closing bid price averaged over the five preceding days prior to conversion) or (2) $3.515625, adjusted for stock splits or dividends.


     The Company has recorded a deemed dividend related to the issuance of the preferred stock. This deemed dividend is due to the large discount between the conversion price and the market price of the common stock on the date of issuance. The deemed dividend is calculated at $1,600,000 which represents the amount of common stock the preferred shareholders could have converted to (65% divided by $3,000,000) on the day of issuance less the $3,000,000 received. Retained earnings and additional paid in capital have been adjusted to reflect this dividend.


NOTE 8 - WARRANTS AND OPTIONS:

         The Company has the following options outstanding at June 30, 1997.

                        Amount                     Price                     Duration

                     100,000 Shares            $        4.25           Until May 22, 1998
                     100,000 Shares                     4.75           Until May 22, 2002
                     100,000 Shares                     5.25           Until May 22, 1999
                     100,000 Shares                     6.25           Until May 22, 2000
                     100,000 Shares                     7.25           Until May 22, 2001
                     100,000 Shares                     8.25           Until May 22, 2002


NOTE 9 - SUBSEQUENT EVENTS


On August 5, 1997 the company closed on the purchase of ten acres of land and a 55,000 square foot manufacturing/office facility. The purchase price was $392,920.

         No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation to an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.



                                                 TABLE OF CONTENTS
                                                  Page

Additional Information......................       2
Prospectus Summary..........................       3
Risk Factors................................       4
Market Prices and Dividends.................       7
Management's Discussion and Analysis........       7
Business....................................       8
Management..................................      10
Principal Shareholders......................      11
Selling Shareholders........................      12
Certain Transactions........................      13
Description of Securities...................      14
Legal Matters...............................      15
Experts.....................................      15

                                                AMMONIA HOLD, INC.
                                                      PART II


Item 24. Indemnification of Directors and Officers.

         The Company has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Utah General Corporation Law. Under the Company's articles of incorporation, and as permitted under the Utah General Corporation Law, directors are not liable to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to the Company or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Utah law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve the Company or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.


Item 25. Other Expenses of Issuance and Distribution.

         Filing fee under the Securities Act of 1933          $         2,930.39
         Printing and engraving(1)                                      1,000.00
         Legal Fees(1)                                                 20,000.00
         Accounting Fees(1)                                             3,000.00
         Miscellaneous(1)                                               3,069.61
         TOTAL                                                $        30,000.00

(1)      Estimates


Item 26. Recent Sales of Unregistered Securities.

         The  Company  issued  2,679,391  shares  of  Common  Stock  to  the  34 shareholders of Ammonia Hold, Inc., a Texas corporation ("AHI-Texas") in exchange for all of their shares of AHI-Texas. Concurrently, the Company issued 50,000 additional shares to Billy Green, the original inventor of the Ammonia Hold process, in payment of $250,000 owed to Mr. Green for the patent, and paid cash for the remaining $27,375 owed to him. This transaction is believed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof covering transactions not involving any public offering. No underwriter was involved. As a condition precedent to each sale, the respective purchaser was required to execute an investment letter and consent to the imprinting of a restrictive legend on each stock certificate received from the Company.

         On February 7, 1996, the Company issued 20,600 shares to each of Marguerite Ketchum and William H. Ketchum for land in Lonoke, Arkansas valued at $185,000. This transaction is believed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof covering transactions not involving any public offering. No underwriter was involved. As a condition precedent to each sale, the respective purchaser was required to execute an investment letter and consent to the imprinting of a restrictive legend on each stock certificate received from the Company.

         On February 16, 1996 the Company issued 200,000 shares of restricted Common Stock to Grace Holdings under Regulation S for a licensing agreement and $500,000, and issued 117,000 shares and options to purchase additional shares to Corporate Relations Group for consulting services. This transaction is believed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof covering transactions not involving any public offering. No underwriter was involved. As a condition precedent to each sale, the respective purchaser was required to execute an investment letter and consent to the imprinting of a restrictive legend on each stock certificate received from the Company.

         On June 20, 1996 the Company issued 110,000 shares to Corporate Relations Group, Inc. in exchange for the cancellation of the options given in the consulting agreement. This transaction is believed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof covering transactions not involving any public offering. No underwriter was involved. As a condition precedent to each sale, the respective purchaser was required to execute an investment letter and consent to the imprinting of a restrictive legend on each stock certificate received from the Company.

         In July 1996 the Company sold 488,666 shares in an offering made under Rule 504 of Regulation to one purchaser. A Form D was filed with the Securities and Exchange Commission on July 12, 1996. Net proceeds were $500,000. This transaction is also believed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof covering transactions not involving any public offering. No underwriter was involved. As a condition precedent to each sale, the respective purchaser was required to execute an investment letter and consent to the imprinting of a restrictive legend on each stock certificate received from the Company.

         In August 1996 the Company issued 167,757 shares to two purchasers for cash of $1,046,000. This transaction is believed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof covering transactions not involving any public offering. No underwriter was involved. As a condition precedent to each sale, the respective purchaser was required to execute an investment letter and consent to the imprinting of a restrictive legend on each stock certificate received from the Company.

         On March 24, 1997 the Company issued 35,714 shares of Common Stock, valued at $5.60 per share to Sanex Corp. as partial payment for the purchase of U.S. Patent No. 5,529,022. The value of the Shares was determined based on arms-length negotiation. This transaction is believed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof covering transactions not involving any public offering. No underwriter was involved. As a condition precedent to each sale, the respective purchaser was required to execute an investment letter and consent to the imprinting of a restrictive legend on each stock certificate received from the Company.

         On June 5, 1997 the Company issued 3,000 shares of Series A Convertible Preferred Stock to twenty-two purchasers in an offering made under Section 4(2). Each purchaser executed a subscription agreement and consented to the imprinting of a restrictive legend on the stock certificates. In connection with the offering, a placement agent World Capital Funding, Inc., received as a finder's fee 40,000 shares of Common Stock and Warrants to purchase 100,000 additional shares. This transaction is believed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof covering transactions not involving any public offering. No underwriter was involved. As a condition precedent to each sale, the respective purchaser was required to execute an investment letter and consent to the imprinting of a restrictive legend on each stock certificate received from the Company.

         In connection with a Lead Generation/Corporate Relations Agreement with Corporate Relations Group, Inc. ("CRG") dated May 22, 1997, the Company granted to CRG Options to purchase 500,000 shares. The number and exercise terms of the options were negotiated between CRG and the Company. This transaction is believed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof covering transactions not involving any public offering. No underwriter was involved. As a condition precedent to each sale, the respective purchaser was required to execute an investment letter and consent to the imprinting of a restrictive legend on each stock certificate received from the Company.

Item 27.    Exhibits

3.          Certificate of Incorporation and Bylaws

            3.1.      Restated Articles of Incorporation(1)
            3.2       Bylaws(1)

4.          Instruments defining rights of holders, including indentures.

            4.1 Option Agreement as memorialized in Exhibit B of Corporation Relations Group, Inc.
                      agreement.(1)

5. Opinion of Hand & Hand as to legality of securities being registered.(2)


10.         Material Contracts

            10.1 Licensing Agreement dated April 1, 1996 between the Company and Grace Holdings(1)


21.         Subsidiaries of the small business issuer(1)

23.         Consents of Experts and Counsel

            23.1 Consent of Crouch, Bierwolf and Chisholm Accountancy Corporation(3)
            23.2      Consent of Hand & Hand included in Exhibit 5 hereto

24.         Powers of Attorney

            24.1      Powers of Attorney are included on signature page(1)


(1)      Filed with original filing.
(2)      Filed with amendment no. 1.
(3)      Filed herewith.

          All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing.


Item 17.  Undertakings.

          (a)     The undersigned small business issuer hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (I) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii)
Reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement;

                           (iii)

          Include any material or changed information the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities as at that time to be the initial bona fide offering thereof.

                  (3)  File  a  post   effective   amendment   to  remove   from
registration any of the securities that remain unsold at the end of the offering.

          (d) To provide to the underwriter at the Closing specified in the underwriting agreement certificates in such denominations and registered in such names as may be required by the underwriter to permit prompt delivery to each purchaser.

          (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (f) The undersigned small business issuer hereby undertakes that it will:

                  (1) For purposes of determining any liability under the Securities Act that the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time the Commission declared it effective.

                  (2) For the purpose of determining any liability under the Securities Act, that each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                                    SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lonoke, State of Arkansas on September 30, 1997.


                                                      AMMONIA HOLD, INC.



                                                      By: /s/ Michael D. Parnell
                                                          Michael D. Parnell
                                                          President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 30, 1997.



By:     /s/ Michael D. Parnell                           President and Director
        Michael D. Parnell                       (principal executive officer)


By:     *                      Secretary, Treasurer, Chief Financial Officer and
        Dan N. Thompson    Director (principal accounting and financial officer)


By:      *                                                    Director
        Robert S. Ligon


By:     *                                                      Director
        Eugene England


By:     *                                                      Director
        Charles R. Nickle


By:     *                                                       Director
        William H. Ketchum


*By:    /s/ Michael D. Parnell
        Michael D. Parnell, attorney-in-fact